Saba Capital Management, L.P.
405 Lexington Avenue, 58th Floor
New York, NY 10174

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Private & Confidential

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Dear [ ]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "Slate") of an affiliate of Saba Capital Master Fund, Ltd. (the "Nominating Party"), to stand for election as a trustee of The Gabelli Dividend & Income Trust (the "Fund" ), in connection with a proxy solicitation (the "Proxy Solicitation") to be conducted by the Nominating Party and certain other parties in respect of the 2026 annual meeting of shareholders of the Fund, expected to be held on or about May 2026 (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting") or appointment or election by other means. You further agree to serve as a trustee of the Fund if so elected or appointed. The Nominating Party agrees to pay all of the costs arising from the Proxy Solicitation (the "Proxy Related Costs"). For the avoidance of doubt, the Nominating Party shall not be obligated to pay any costs in connection with your role as a trustee of the Fund.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected or appointed, as a trustee of the Fund if such nominee later changes his mind and determines not to serve on the Slate or, if elected or appointed, as a trustee of the Fund. Accordingly, the Nominating Party is relying upon your agreement to serve on the Slate and, if elected or appointed, as a trustee of the Fund. In that regard, you may be supplied with a questionnaire by the Fund containing a variety of questions related to your nomination that must be completed along with representations regarding your independence and compliance with Fund guidelines (the "Fund Questionnaire"). You will also be supplied with a questionnaire by the Nominating Party (the "Internal Questionnaire" and together with the Fund Questionnaire, the "Questionnaires") in which you will provide the Nominating Party with information necessary for the Nominating Pa1ty to use in creating the proxy solicitation materials to be sent to the shareholders of the Fund and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

You agree that (i) you will promptly complete and sign the Questionnaire, and return a copy either to the person indicated in the Questionnaire or the individual who sends you the Questionnaire; (ii) your responses in the Questionnaire will be true, complete,  and correct  in all respects; and (iii) you will provide any additional information as may be reasonably requested by the Nominating Party. In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument confirming that you consent to being nominated for election as a trustee of the Fund and, if elected or appointed, consent to serving as a trustee of the Fund. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof) to the Fund, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you, and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith. You agree that the Nominating Party may use your name in any statement, filing, or other communication to the extent required by law or that is in accordance with applicable law and is reasonably required in connection with the Proxy Solicitation (including, without limitation, in its notice of nomination to the Fund, its proxy statement, and its proxy card in connection with the Proxy Solicitation).

You further agree that you will neither agree to serve nor agree to be nominated to stand for election by the Fund or any other shareholder of the Fund (other than the Nominating Party), as a trustee of such Fund without the prior approval of the Nominating Party.

In consideration of your agreement to serve on the Slate, in addition to the Proxy Related Costs, the Nominating Party (excluding, for the avoidance of doubt, Saba Capital Management, L.P. and any registered investment company advised by Saba Capital Management, L.P.), agrees that the Nominating Party will defend, indemnify, and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses, and disbursements (including, without limitation, attorneys' fees, costs, expenses, and disbursements) ("Losses") incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal thereof, (i) relating, solely, to your role as a nominee for trustee of the Fund on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. For the avoidance of doubt, the Nominating Party shall not be obligated to indemnify, defend, or hold you harmless from and against any Losses based upon, relating to, arising from, or in connection with your service as a trustee of the Fund. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof that are based upon, relating to, arising from, or in connection with the Proxy Solicitation. Anything to the contrary herein notwithstanding, the Nominating Party is not indemnifying you for any actions taken by you or on your behalf that occur (i) from the time you were first contacted by the Nominating Party up to and before the date hereof; (ii) subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate; or (iii) while a trustee of the Fund, if you are elected or appointed. The indemnification to which you are entitled shall be reduced to the extent, if any, that the claim for indemnification is impacted by you (i) having been found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed either to be in or not opposed to the best interests of electing the Slate; (ii) having acted in a manner that constitutes gross negligence, bad faith, fraud, willful misconduct, intentional and material violations of law, criminal actions, or breach of the terms of this letter agreement; or (iii) having provided false or misleading information, or omitted material information, either in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the Nominating Party in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the Nominating Party shall promptly assume control of the defense of such claim with counsel chosen by the Nominating Party. The Nominating Party shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. The Nominating Party may not enter into any settlement of any claim without your consent unless such settlement includes (i) no admission of liability or guilt by you and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim.

Each of us recognizes that, should you be elected or appointed to the board of trustees of the Fund, all of your activities and decisions as a trustee will be governed by applicable law and subject to your fiduciary duties to the Fund and to the shareholders of the Fund and, as a result, that there is, and can be, no agreement between you and the Nominating Party that governs the decisions which you will make as a trustee of the Fund.

This letter agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting (regardless of the outcome); (ii) your election or appointment to the board of trustees of the Fund; or (iii) our communication to you of either our intent not to proceed with the Proxy Solicitation, not to include you in the Slate, or to no longer include you in the Slate.

This letter agreement sets forth the entire agreement between the Nominating Party and you as to the subject matter contained herein, and cannot be amended, modified, or terminated except by a writing executed by the Nominating Party and you. This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. This letter may be signed in counterparts each one of which is considered an original, but all of which constitute one and the same instrument.

Each of us hereby irrevocably and unconditionally consents to submit to the non exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any litigation arising out of or relating to this letter, and waives any objection to the laying of venue of any litigation arising out of this letter in the courts of the State of New York or of the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

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Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

Saba Capital Master Fund, Ltd.

By:	Saba Capital Management, L.P. as investment manager

Name: Michael D' Angelo
Title: Chief Operating Officer and General Counsel

Agreed to and accepted as

of the date first written above:

By:      _____________

Name:

[signature page to Nominee Agreement]